Exhibit 10.1

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement (“Agreement”) is made and entered into as of the Closing Date, as defined below, by and between Circle Technology, Inc., a Washington corporation having a principal place of business at 2926 NW 12th Ave, Camas, WA 98607 (“Seller”), and Boxlight Corporation, a Nevada corporation having a principal place of business at 1045 Progress Circle, Lawrenceville, GA 30024 (“Buyer”), each of Seller and Buyer a “Party”, and collectively, the “Parties.”

WHEREAS, Seller is the sole and exclusive owner of all right, title and interest in and to certain Transferred Patent Assets (as defined below);

WHEREAS, Seller is willing to sell the entire right, title and interest in and to such Transferred Patent Assets to Buyer; and

WHEREAS, Buyer wishes to acquire such right, title and interest in and to such Transferred Patent Assets on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises, covenants and other valuable consideration, the Parties hereby agree as follows:

1	Definitions

“Affiliate” means, for an identified entity, any entity that is Controlled by, Controls or is under common Control with such identified entity, but such entity shall be deemed to be an Affiliate only for so long as such Control exists.

“Closing” or “Closing Date” means the date of the last dated signature of this Agreement.

“Combined Royalties” has the meaning set forth in Section 5.2.

“Contracts” means each and every agreement, arrangement, commitment or other understanding pursuant to which Seller or any of its Affiliates has granted any Third Party any right, license, immunity from suit, covenant, or other forbearance with respect to any of the Transferred Patent Assets.

“Control” (including “Controlled” and other forms) of an entity means: (a) beneficial ownership (whether directly or indirectly through entities or other means) of more than fifty percent (50%) of the outstanding voting securities of that entity; or (b) in the case of an entity that has no outstanding voting securities, having the power (whether directly or indirectly through entities or other means) presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions.

“Covered Product” means a hardware product or software that, in the course of manufacture, use or sale would, in the absence of this Agreement, infringe one or more claims of a Patent from the Transferred Patent Assets.

“Encumbrance” means one or more liens, mortgages, pledges, security interests, prior assignments or any other restrictions on the sale, transfer, conveyance, or exploitation of any of the Transferred Patent Assets.

“Financing Statement” means the UCC Financing Statement filed with the Washington State Department of Licensing on April 14, 2016, having File Number 2016-105-3092-9 and identifying Seller as Debtor and Henry L.B. Wilder as Secured Party.

“Inventors” means each of the individuals who is or could be identified as an “inventor” on the Transferred Patent Assets.

“Licensing Royalties” has the meaning set forth in Section 5.2.

“Listed Assets” means each of the Patents and Patent Applications listed or described in Exhibit A.

“Patent” means any granted patent, certificate of invention, registration, or utility or industrial design regardless of jurisdiction.

“Patent Application” means any application for a patent, certificate of invention, registration, or utility or industrial design including divisionals, provisionals, substitutions, continuations, continuations-in-part, and re-examinations regardless of jurisdiction.

“Patent Related Materials” means any and all non-privileged and non-work product files, documents and materials (whether in electronic or tangible format) that: (a) constitute, comprise or relate to the investigation, evaluation, preparation, prosecution, maintenance, defense, enforcement, filing, issuance or registration of any of the Transferred Patent Assets or any abandoned application or expired provisional application in the same patent family as any of the Transferred Patent Assets or claiming priority from or having priority claims to any of the Transferred Patent Assets; or (b) help to support or establish the dates of conception or reduction to practice of any inventions, including, but not limited to, laboratory reports, invention disclosures and inventor notebooks, and those portions of the laboratory and inventor notebooks containing such information.

“Product Royalties” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 5.1.

“Reseller” means any person or entity, other than Buyer, who has the right to Sell Covered Products.

“Sales,” “Sell”, or “Sold” mean any sale, lease, license, permission to use or other transfer of the right of possession or other conveyance.

“Seller Representative” means Steven Robert Hix.

“Third Party” means, for two entities, that such entities are not Affiliates.

“Transferred Patent Assets” means: (a) the Listed Assets; (b) any and all other Patents and Patent Applications that claim priority from any of the Listed Assets, including, without limitation any and all reexaminations, extensions, reissues, divisionals, renewals, provisionals, substitutions, continuations and continuations-in-part, and foreign Patents and Patent Applications; (c) any and all other Patents and Patent Applications that are within the patent family of any of the Patents and Patent Applications set forth under subsections (a) and (b) above; and (d) any and all inventions and discoveries in the Patents and Patent Applications set forth under subsections (a), (b) and (c) above.

“Wilder Lien” means the lien of Henry L.B. Wilder on certain of Seller’s assets, which lien is evidenced by the Financing Statement.

2	Assignment, Further Assurances, Power of Attorney, Patent Related Materials, Lien Release, Payment of Fees, and Broker Fees.

2.1	Assignment.

(a)	Subject to Buyer’s payment to Seller as provided in Section 5.1 below, Seller, on behalf of itself and its Affiliates, hereby irrevocably agrees to and on the Closing Date does hereby irrevocably sell, assign, transfer and convey to Buyer the entire worldwide right, title and interest in and to the Transferred Patent Assets and any and all other rights, claims and privileges pertaining to, arising out of, or associated with the Transferred Patent Assets, including, without limitation, the right to file, prosecute and maintain the Transferred Patent Assets, and the right to seek equitable relief, sue and recover damages for all past, present and future infringement of Patents included in or issuing from the Transferred Patent Assets.

(b)	Subject to Buyer’s payment to Seller as provided in Section 5.1 below, to the extent Seller Representative holds any right, title and interest in and to the Transferred Patent Assets, Seller Representative hereby irrevocably agrees to and on the Closing Date does hereby irrevocably sell, assign, transfer and convey to Boxlight Seller Representative’s entire right, title and interest in and to the Transferred Patent Assets and any and all other rights, claims and privileges pertaining to, arising out of, or associated with the Transferred Patent Assets, including, without limitation, the right to file, prosecute and maintain the Transferred Patent Assets, and the right to seek equitable relief, sue and recover damages for all past, present and future infringement of Patents included in or issuing from the Transferred Patent Assets.

(c)	In connection with the foregoing, on or before fourteen (14) days after the Closing Date, Seller shall deliver to Buyer a fully executed and notarized form of patent assignment for the Listed Assets in the form attached hereto as Exhibit B to the extent such form is necessary to effect the assignment contemplated by this Agreement. The Parties agree that execution of such patent assignment(s) is done solely for confirmation, and is not necessary to effect the assignment contemplated by this Agreement.

2.2	Further Assurances.

(a)	Seller and Seller Representative shall, and shall cause their Affiliates to, take all steps reasonably necessary to enable Buyer and its Affiliates to enjoy to the fullest extent in the United States and all foreign jurisdictions the right, title and interest to the subject matter assigned under Section 2.1. Without limiting the scope of the foregoing, Seller and Seller Representative shall, and shall cause its Affiliates to, at the reasonable request of Buyer, promptly provide pertinent information, documents and testimony, to execute petitions, oaths, declarations and all other papers and to provide all other assistance reasonably necessary to: (a) evidence, record and perfect in Buyer the assignment under Section 2.1; (b) comply with any duty of disclosure; (c) file and prosecute any and all applications within the subject matter assigned under Section 2.1; and (d) defend, prosecute and maintain any proceedings involving the subject matter assigned under Section 2.1, including, but not limited to, opposition proceedings, interference proceedings, priority contests, reexamination and reissue proceedings, infringement actions and other court actions. At the reasonable request of Buyer, Seller and Seller Representative shall assist Buyer in obtaining from all Inventors the information, documents, testimony and all other assistance reasonably necessary to take the actions recited in clauses (a), (b), (c) and (d) in the prior sentence.

(b)	There may exist Patents and/or Patent Applications that, contrary to the intent of this Agreement and the agreements entered into in connection with this Agreement, existed as of the Closing and are discovered to have been inadvertently retained by Seller or Seller Representative. Seller, Seller Representative and Buyer shall, and shall cause their respective Affiliates to, cooperate in good faith to promptly effect the transfer of such Patents and Patent Applications to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of Seller and Buyer with respect to the subject matter to be assigned to Buyer under Section 2.1 (by way of example and not of limitation, if a Patent Application within the patent family of a Patent or Patent Application within the Listed Assets is not listed on Exhibit A, such Patent Application shall be deemed to have been assigned, and was actually assigned, by Seller or Seller Representative to Buyer pursuant to this Agreement).

2.3	Power of Attorney. Seller, on behalf of itself and its Affiliates, hereby irrevocably appoints Buyer as its attorney in fact to undertake all acts legal and reasonably necessary to evidence, effect, and record Seller’s sale, assignment, transfer and conveyance to Buyer of, and to perfect Buyer’s interest in, all right, title and interest in and to the Transferred Patent Assets as described under Section 2.1 above. The foregoing appointment of Buyer as Seller’s attorney in fact shall be deemed to be coupled with an interest of Buyer in the Transferred Patent Assets.

2.4	Patent Related Materials. On or before fourteen (14) days after the Closing Date: (a) Seller shall have delivered to Buyer or its designee, in a format reasonably acceptable to Buyer, all Patent Related Materials in the possession and/or control of Seller or its Affiliates or Seller Representative; and (b) Seller shall have caused the delivery to Buyer or its designee of, or shall have provided written instructions requiring the prompt delivery to Buyer or its designee of, all Patent Related Materials in the possession of Seller, Seller Representative, or its agents or attorneys.

2.5	Lien Release. On or before fourteen (14) days after the Closing Date, Seller shall cause the Wilder Lien to be terminated. On or before fourteen (14) days after the Closing Date, Seller shall file (or cause to be filed) with the Washington State Department of Licensing a Form UCC3 termination with respect to the Financing Statement.

2.6	Broker Fees. Seller is responsible for any brokerage commissions, finders’ fees, or similar compensation in connection with this Agreement based on any arrangement or agreement made by or on behalf of Seller or its Affiliates.

3	Representations and Warranties of Seller and Buyer

Representations and Warranties of Seller. Except as otherwise provided for on the Disclosure Schedule provided to Buyer in due course, Seller, on behalf of itself and its Affiliates, each hereby represents and warrants to Buyer that as of the Closing Date:

3.1	Organization. Seller is duly incorporated, validly existing and in good standing under the laws of the State of Washington. Seller shall provide evidence of same, to the satisfaction of Buyer on or before fourteen (14) days after Closing. Seller is an entity that is not Controlled by any other entity.

3.2	Authority. Seller has all requisite power, legal right, capacity and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the transactions contemplated hereby have been approved by the Board of Directors or other controlling body of Seller. Seller shall provide evidence of same, to the satisfaction of Buyer, on or before fourteen (14) days after Closing. The execution and delivery of this Agreement and any related agreements to which Seller is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no further action is required on the part of Seller or its stockholders. Assuming the due authorization, execution and delivery by each party, this Agreement and any related agreements constitute the valid and binding obligations of Seller, enforceable against it in accordance with its terms.

3.3	Consents. No consent or approval of any Third Party is required to be obtained by Seller for the execution, delivery or performance of this Agreement or any related agreement or the performance by Seller of the transactions contemplated hereby and thereby.

3.4	Ownership.

(a)	Seller is the sole and exclusive owner, and has good and exclusive title to, each of the Transferred Patent Assets, free and clear of any and all Encumbrances. Seller shall provide evidence of the executed release of the Wilder Lien on or before fourteen (14) days after the Closing Date. On or before fourteen (14) days after the Closing Date, Seller shall provide evidence of filing same with the Washington State Department of Licensing, to the satisfaction of Buyer.

(b)	All inventions and discoveries in the Transferred Patent Assets were developed solely by either: (i) employees of Seller and/or its Affiliates acting within the scope of their employment; or (ii) Third Parties, in each case, who have validly and irrevocably assigned all of their right, title and interest in and to such inventions exclusively to Seller or its Affiliates.

(c)	All of the Transferred Patent Assets will be fully transferable, alienable and licensable by Buyer and its Affiliates without restriction and without payment of any kind to any Third Party.

(d)	Seller has obtained and properly recorded previously executed assignments for each of the Transferred Patent Assets as necessary to fully evidence, record and perfect Seller rights and title therein in accordance with the relevant governing law and regulations in each applicable jurisdiction.

3.5	Maintenance. Except as provided in Section 3.5 of the Disclosure Schedule, all necessary registration, maintenance and renewal fees in connection with each of the Transferred Patent Assets have been made, and all necessary documents and certificates in connection with such Patents have been filed with the relevant patent (or other) authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Patents. Section 3.5 of the Disclosure Schedule contains a complete and accurate list of: (a) all past or present proceedings or actions before any court, tribunal or other similar body (including, but not limited to, the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to necessary registration, maintenance and renewal fees in connection with each of the Transferred Patent Assets; and (b) any actions that must be taken within one hundred fifty (150) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the Transferred Patent Assets, including, but not limited to, the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

3.6	Validity. None of the Transferred Patent Assets previously have been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding. To the extent that Seller has claimed any special status, including, but not limited to, “small entity status,” Seller was qualified to do so at the time and none of the Transferred Patent Assets have at any time been licensed, nor has any other right with respect to the Transferred Patent Assets been granted, to any entity that was not a “small entity” or of an equivalent status.

3.7	Enforceability. Neither Seller nor any of its Affiliates:

(a)	has any information, materials, facts, or circumstances, including, but not limited to, any information or fact that would constitute prior art, that may render any of the Transferred Patent Assets invalid or unenforceable, or may materially affect any pending application for any of the Transferred Patent Assets, other than official notices and cited prior art from patent offices in the course of patent prosecution;

(b)	has received any written notice from any source alleging or otherwise suggesting that the Transferred Patent Assets may be invalid, unpatentable or unenforceable;

(c)	has misrepresented, or failed to disclose, any facts or circumstances in any application for any of the Transferred Patent Assets that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any of the Transferred Patent Assets;

(d)	has taken any action, or failed to take any action that would hinder, restrict or impair, under any theory, including, but not limited to, laches or estoppel, Buyer’s ability to assert or enforce any of the Transferred Patent Assets; or

(e)	has put any Third Party on notice of any actual or potential infringement of any of the Transferred Patent Assets or invited any Third Party to enter into any license under any of the Transferred Patent Assets.

3.8	Government Rights. No government funding, facilities of a university, college, other educational institution or research center, or funding from Third Parties, was used in the development of any of the Transferred Patent Assets. No current or former employee, consultant or independent contractor of Seller or its Affiliates, who was involved in, or who contributed to, the creation or development of any of the Transferred Patent Assets, has performed services for the government during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or its Affiliates.

3.9	Standard Setting Organizations.

(a)	Section 3.9 of the Disclosure Schedule contains a complete and accurate list of all industry standards bodies or similar organizations that Seller or any of its Affiliates is now or ever was a member or promoter of, or a contributor to, or otherwise participated in.

(b)	Seller and its Affiliates are not and could not be, as a result of such activities, (i) obligated to grant or offer to any Third Party any license or right to any Transferred Patent Assets, or (ii) otherwise restricted or impaired in its ability to assert or enforce any of the Transferred Patent Assets against any Third Party.

(c)	Seller has provided to Buyer complete and accurate copies of all agreements, policies and rules to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates is bound relating to intellectual property rights of each standards body or similar organization identified in Section 3.9 of the Disclosure Schedule.

3.10	Patent Related Materials. Section 3.10 of the Disclosure Schedule sets forth a complete and accurate list of all Patent Related Materials of Seller and its Affiliates that exist, and all such Patent Related Materials have been or shall be delivered to Buyer pursuant to Section 2.4 above.

3.11	Contracts.

(a)	Section 3.11 of the Disclosure Schedule sets forth a complete and accurate list of any and all Contracts.

(b)	No party to any such Contract is in breach thereof. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any provision in any Contract.

3.12	No Adverse Effect. Neither this Agreement nor the transactions contemplated by this Agreement, including, but not limited to, the assignment to Buyer of the Transferred Patent Assets, by operation of law or otherwise, will result in: (a) any Third Party being granted rights or access to any intellectual property rights, technology or otherwise of Buyer or any of its Affiliates; (b) Buyer or any of its Affiliates granting to any Third Party any right to their respective intellectual property rights, technology or otherwise; or (c) Buyer or any of its Affiliates being bound by, or subject to, any non-compete, covenant not to sue or other restriction on the operation or scope of their respective businesses.

3.13	Bankruptcy Proceedings. Neither Seller nor any of its Affiliates is a party to, nor has any such entity entered into or been a party to, any bankruptcy or similar proceedings that relate to the Transferred Patent Assets.

3.14	Fraudulent Conveyance. Seller has no intent to impair its creditors and has no other unreasonable or illegal intent in executing this Agreement or performing its obligations hereunder, and Seller has no intent to conceal, dispose without compensation or otherwise impair its creditors in relation to the Purchase Price Seller will receive from Buyer.

3.15	No Other Patent Rights. There are no other patents or patent applications currently owned by Seller or any of its Affiliates, or to which it had prior rights, that are pertinent to the subject matter of the Transferred Patent Assets, but that: (a) are not included in the Transferred Patent Assets being purchased by and assigned to Buyer pursuant to this Agreement; or (b) would interfere with the exercise by Buyer or its designees of the ownership and other rights being transferred pursuant to this Agreement.

Representations and Warranties of Buyer.

Buyer, on behalf of itself and its Affiliates, hereby represents and warrants to Seller that as of the Closing Date:

3.16	Buyer is a public company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

3.17	Buyer has all requisite power and authority to (i) enter into, execute, and deliver this Agreement, and (ii) perform fully its obligations hereunder.

THE WARRANTIES SET FORTH IN SECTION 3 ABOVE ARE PROVIDED IN LIEU OF, AND EACH PARTY HEREBY DISCLAIMS, ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

4	Conditions to Purchase of Transferred Patent Assets

4.1	Purchase Conditions. Buyer’s obligation to consummate the transaction set forth in this Agreement is conditioned on the following being met on or before fourteen (14) days after the Closing Date:

(a)	Delivery of Documents. Seller shall have delivered to Buyer or its designee each of the documents provided for under Sections 2.1 (Assignment) and 2.4 (Patent Related Materials).

(b)	Compliance with Agreement. Seller and its Affiliates shall have performed and complied with all of the obligations that are to be performed or complied with by it on or before fourteen (14) days after the Closing Date. If Seller reasonably requires additional time to perform or comply with any such obligation, Buyer shall accommodate any reasonable extensions requested from Seller, such extensions not to exceed an additional fourteen (14) days.

(c)	Representations and Warranties True. To the best of Seller’s knowledge and belief, all of the Seller representations and warranties are true and correct and Seller will provide the evidence set forth in Section 3 (Organization), (Authority) and (Ownership) on or before fourteen (14) days after Closing.

(d)	Transferred Patent Assets not Abandoned. Except for the abandoned application US 2018/0034877 (US 15/728,422), abandoned application US 16/575,303, abandoned PCT Patent Application and abandoned provisional Patent Applications listed in Exhibit A, as of the Closing Date none of the Transferred Patent Assets have expired, lapsed, been abandoned or deemed to have been withdrawn. Except for those items listed in Section 3.5 of the Disclosure Schedule, any actions that must be taken within sixty (60) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the Transferred Patent Assets, including, but not limited to, the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates will be taken by the Seller prior to Closing.

5	Consideration and Payments.

5.1	Payment of Purchase Price. In consideration of Seller’s sale, assignment, transfer, conveyance and delivery of the purchased assets to Buyer, Buyer will pay to Seller an amount of One Hundred Thousand Dollars (US $100,000) (“Purchase Price”) and Combined Royalties provided in Section 5.2 below. The Purchase Price will be paid in cash as follows:

a. $25,000 payable on or before fourteen (14) days after signing this Agreement

b. $25,000 payable on or before October 15, 2020

c. $50,000 payable on or before November 15, 2020

Payments will be made by wire transfer of immediately available funds to such account designated by Seller in Exhibit C attached hereto. Notwithstanding Section 7.10 Modification; Waiver below, the Parties acknowledge and agree that Exhibit C will be amended after Closing to include Seller’s escrow account information, and that no written assent by either party will be required for such amendment to be effective.

5.2	Combined Royalties. Buyer has Sold and intends to develop and Sell Covered Products, including software applications and hardware products that utilize software. Buyer agrees to pay Seller a royalty on revenues received by Buyer or its Affiliates from the Sale by Buyer, its Affiliates and Resellers of Covered Products, licenses for Covered Products, and licenses to one or more Transferred Patent Assets, for a period beginning on the Closing Date and ending four (4) years from the Closing Date.

(a)	For each Sale in the U.S. of a particular Covered Product or a particular software application license for a Covered Product, the royalty will be paid equal to Five Dollars ($5.00) per Covered Product Sold or Five Dollars ($5.00) per license for a Covered Product Sold (“Product Royalties”).

(b)	For all other revenues related to a Transferred Patent Asset and received by Buyer or its Affiliates from any third party, including patent licensing fees, Buyer will pay Seller a royalty of Ten Percent (10%) of the relevant Sale amount (“Licensing Royalties,” and together, with Product Royalties, “Combined Royalties”).

(c)	Buyer will provide a quarterly report to Seller of Combined Royalties following each calendar quarter and will provide such report and pay Seller the amount of Combined Royalties due for such calendar quarter within seventy-five (75) days of the end of such calendar quarter, beginning with the first full calendar quarter after the Closing Date. Such quarterly report shall include at least (1) for each Covered Product sold or licensed, the product name and number of units sold or licensed; (2) for Licensing Royalties, the nature of the license and the compensation to be received by Seller; and (3) the royalties payable thereon calculated in the manner required in this Section 5.2.

(d)	Buyer’s obligations under this Section 5.2 shall continue until all quarterly reports for the four-year term of Buyer’s royalty obligation have been provided to Seller and the amounts due to Seller as shown in such quarterly reports have been paid by Buyer to Seller.

5.3	Accounts. Licensee shall keep at its usual place of business true and particular accounts of all matters connected with the manufacture and Sale of Covered Products and shall keep books of accounting relating to the Combined Royalties payable hereunder containing complete and accurate accounts in sufficient detail as may be necessary or proper for enabling the amount of such Combined Royalties to be conveniently ascertained. Upon Seller’s request given at least 30 days in advance, and no more than once per year, Buyer shall produce records and other evidence necessary to verify any payment of Combined Royalties or report required under the Agreement.

6	Press Release, Buyer Confidential Information and Confidentiality of Agreement.

6.1	Press Release. From and after the date of this Agreement, neither Seller nor any of its Affiliates may issue any press release or make any public statement regarding this Agreement or the transactions contemplated herein, without the prior written consent of Buyer with respect to the form and content of any such release or statement.

6.2	Buyer Confidential Information. On and after the date of this Agreement, any and all Patent Related Materials, whether actually delivered to Buyer pursuant to Section 2.4 or not, shall automatically and immediately become and shall for all purposes be deemed to be “Buyer Confidential Information.” Seller shall, and shall ensure its Affiliates: (a) treat as confidential all Buyer Confidential Information; (b) not use any Buyer Confidential Information except as expressly authorized in writing by Buyer; and (c) use at least the same degree of care in keeping the Buyer Confidential Information confidential as Seller and its Affiliates uses to safeguard information of like importance (but in no event less than reasonable care) from unauthorized disclosure, duplication, removal and misuse.

6.3	Confidentiality of Agreement. Seller agrees, on behalf of itself and its Affiliates, that only after a public announcement by Buyer regarding this Agreement, shall Seller and/or its Affiliates be entitled to disclose the general nature of this Agreement but that the terms and conditions of this Agreement, to the extent not already disclosed pursuant to Section 6.1 above, shall be treated as confidential information and that neither Party will disclose such terms or conditions to any Third Party without the prior written consent of the other Party, provided, however, that each Party may disclose the terms and conditions of this Agreement:

(a)	as required by any court or other governmental body;

(b)	as otherwise required by law;

(c)	as otherwise may be required by applicable securities and other law and regulation, including, but not limited to, to legal and financial advisors in their capacity of advising a Party in such matters;

(d)	to legal counsel of the Parties, accountants, and other professional advisors;

(e)	in confidence, to banks, investors and other financing sources and their advisors;

(f)	in connection with the enforcement of this Agreement or rights under this Agreement;

(g)	during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as: (i) the restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel; and (ii) the disclosing Party informs the other Party in writing at least ten (10) business days in advance of the disclosure and shall discuss the nature and contents of the disclosure, in good faith, with the other Party; or

(h)	in confidence, in connection with an actual or prospective merger or acquisition or similar transaction.

(i)	For the avoidance of doubt, upon execution of this Agreement, or thereafter, Buyer, in its discretion, shall be entitled to file a copy of this Agreement with the U.S. Securities and Exchange Commission.

7	Miscellaneous

7.1	LIMITATION OF LIABILITY. SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE SUM OF THE PURCHASE PRICE AND SOFTWARE ROYALTIES PAID BY BUYER. BUYER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE SUM OF THE PURCHASE PRICE AND SOFTWARE ROYALTIES PAID BY BUYER. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS SECTION 7.1 WERE AN ESSENTIAL ELEMENT IN ESTABLISHING THE CONSIDERATION UNDER THIS AGREEMENT.

7.2	LIMITATION ON CONSEQUENTIAL DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR FOR LOSS OF PROFITS OR ANY OTHER ECONOMIC LOSS, HOWEVER IT ARISES AND UNDER ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, WARRANTY, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER THE PARTIES HAVE BEEN ADVISED ABOUT THE POSSIBILITY OF SUCH DAMAGE OR LOSS AND NOTWHITSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES AND LOSSES SET FORTH IN THIS SECTION 7.2 WERE AN ESSENTIAL ELEMENT IN ESTABLISHING THE CONSIDERATION UNDER THIS AGREEMENT.

7.3	Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be (a) mailed by first class air mail (registered or certified if available), postage prepaid, or otherwise delivered by hand, by messenger, addressed to the addresses first set forth above, or (b) delivered by facsimile to the facsimile number provided by the recipient. Each party may change its address or facsimile number for notices by providing a notice to the other party in the manner set forth herein. Such notices shall be deemed to have been effective when delivered or, if delivery is not accomplished by reason of some fault or refusal of the addressee, when tendered (which tender, in the case of mail, shall be deemed to have occurred upon posting, and in the case of facsimile, shall be deemed to have occurred upon transmission). All notices shall be in English.

7.4	Governing Law & Venue. This Agreement shall be governed by and interpreted in accordance with U.S. federal law and/or the laws of the State of Washington, without reference to conflict of laws principles and all disputes arising under this Agreement shall be subject to the exclusive jurisdiction and venue of the courts of the State of Washington or of the Federal courts sitting in King County and each Party hereby irrevocably waives any objections to and hereby submits to such jurisdiction and venue. Each of the Parties hereby waives the application of the United Nations Convention on the International Sales of Goods to this Agreement.

7.5	Assignment. This Agreement is personal to the Parties, and the Agreement and/or any right or obligation hereunder is not assignable, whether in conjunction with a change in ownership, merger, acquisition, the sale or transfer of all, or substantially all or any part of a Party’s business or assets or otherwise, voluntarily, by operation of law, reverse triangular merger or otherwise, without the prior written consent of the other Party, which consent may be withheld at the sole discretion of such other Party, provided that Buyer shall be free to assign this Agreement at its discretion to any Third Party. Any purported or attempted assignment or transfer in violation of the foregoing shall be deemed a material breach of this Agreement and shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

7.6	Dispute Resolution. In the event of any dispute between the Parties regarding performance under this Agreement, the Parties will be bound, for a maximum period of thirty (30) days, to discuss in good faith an amicable resolution to such dispute. Each Party shall designate a representative with authority to resolve the dispute to enter into discussions within thirty (30) days of a Party’s request for negotiation.

7.7	No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement or any part thereof, no rule of strict construction shall be applied against either Party.

7.8	Severability. If any section, or paragraph, or provision or clause of any thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

7.9	Entire Agreement. This Agreement (including, but not limited to, all exhibits hereto, which are incorporated herein by this reference as though fully set forth in the body of this Agreement) embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior oral or written communications between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

7.10	Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

7.11	No Third Party Beneficiaries. This Agreement has been made and is made solely for the benefit of Seller, Buyer and their respective Affiliates and permitted successors and assigns. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entity other than the Parties to this Agreement, their respective Affiliates and their respective permitted successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any Third Party to any Party to this Agreement.

7.12	Relationship of Parties. The Parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

7.13	Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

7.14	Signatures. The Parties may exchange signatures on this Agreement by email or facsimile, and any copy of a signature so transmitted will be binding and effective as an original.

SIGNATURE PAGE NEXT PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

CIRCLE TECHNOLOGY, INC.

By:	/s/ Steve Hix
Name:	Steve Hix
Title:	President
Date:	September 23, 2020

BOXLIGHT CORPORATION

By:	/s/ Michael Pope
Name:	Michael Pope
Title:	CEO
Date:	September 23, 2020

DISCLOSURE SCHEDULE - SECTIONS 3.5, 3.9, 3.10 and 3.11

Section 3.5 -

Re - US 2018/0034877 (US 15/728,422) - Closed Network Video Presentation:

Note - The claims in this case were rejected under non-statutory double patenting over claims 1-18 of US 9,787,738, and under 35 U.S.C. § 103 as being obvious over US 2014/0090003 in view of US 2012/0082226. The Office Action was Non-Final and was mailed on 08/27/2018.

A response to the 8/27/2018 Office action was filed on 12/27/2018. A Final Office Action was mailed on April 18, 2019, rejecting claims 1-5, 7-13, and 15-19 under 35 U.S.C. § 103 as being obvious over US 2014/0090003 in view of US 2012/0082226. The 3-month deadline for response falls on July 18, 2019, and the non-extendible 6-month deadline for response falls on October 18, 2019. A response to this Final Office Action was not filed and this application has gone abandoned.

To preserve the subject matter of US 2018/0034877 (US 15/728,422), on September 18, 2019 Continuation application Serial No. 16/575,303 was filed claiming priority to pending parent application US 15/728,422. Filing, search and examination fees for this Continuation application have not been paid. The assignment of this application to Circle was recorded in the USPTO on September 18, 2019. A Notice to File Missing Parts was mailed October 3, 2019. The two-month deadline for paying the filing fees and surcharge fell on December 3, 2019, with extensions of time available under 37 CFR 1.136(a). Note: A petition for extension of time in the corresponding parent application Serial No. 15/728,422 was not filed with this application. A Notice of Abandonment for this application was mailed on June 3, 2020.

To ensure co-pendency with the parent application, an identical Continuation application Serial No. 16/579,640 claiming priority to pending parent application US 15/728,422 was filed on September 23, 2019, along with the appropriate petition for extension of time in the parent application. A Notice to File Missing Parts was mailed October 9, 2019. Filing, search, examination, surcharge and extension of time fees for this Continuation application were paid on May 8, 2020. The assignment of this application to Circle was recorded in the USPTO on September 23, 2019.

In Continuation application Serial No. 16/579,640, a Non-Final Office Action rejecting claims 1-17 was mailed on September 17, 2020. A response to this Office Action is due on December 17, 2020, and the non-extendible 6-month deadline for response falls on March 17, 2021.

The first maintenance fee for U.S. Patent 8,898,449 was paid on November 20, 2018.

The first maintenance fee for U.S. Patent 9,167,040 was paid on October 15, 2019.

The first maintenance fee for U.S. Patent 9,787,738 is due on April 10, 2021.

Section 3.9 - None

Section 3.10:

1.	File History of US 8,898,449;

2.	File History of US 9,167,040;

3.	File History of 9,787,738

4.	File History of US Ser. No. 16/579,640

5.	File History of US Ser. No. 16/575,303;

6.	File History of US Ser. No. US 2018/0034877 (US 15/728,422);

7.	File History of PCT/US2013/46517;

8.	File History of US 61/661,733;

9.	File History of US 61/907,936;

10.	File History of US 62/013,093;

11.	“Circle Desktop App Flowchart V1.0.0” dated 6/4/2012

12.	“Patent Possibilities” document dated 2/1/13

13.	“Patent Discussions” document dated 3/13/13

14.	“Patent Topics” document dated 3/13/2013

15.	“Development Plan” document dated 2/8/13

16.	Invention disclosure form related to US 8,898,449 - Closed Network Presentation;

Section 3.11 – None

EXHIBIT A

LISTED ASSETS

PATENTS:

US 8,898,449 - Closed Network Presentation

US 9,167,040 -Closed Network Presentation with External Router

US 9,787,738 - Closed Network Video Presentation

PATENT APPLICATIONS:

US Ser. No. 16/579,640 – Closed Network Video Presentation

Abandoned US Ser. No. 16/575,303 - Closed Network Video Presentation

Abandoned US 2018/0034877 (US 15/728,422) - Closed Network Video Presentation

Abandoned PCT application: PCT/US2013/46517

Provisional Patent Application 61/661,733

Provisional Patent Application 61/907,936

Provisional Patent Application 62/013,093

INVENTION DISCLOSURES

The Patent Related Materials include an invention disclosure form related to US 8,898,449 - Closed Network Presentation.

EXHIBIT B

FORM OF ASSIGNMENT

EXHIBIT C

ACCOUNT INFORMATION

[To be provided by Seller after Closing]

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